Exhibit 99.1

Tumi Holdings Announces Financial Results for the Fourth Quarter and Full Year 2013

South Plainfield, NJ - February 27, 2014 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced its financial results for the fourth quarter and full year ended December 31, 2013.
For the fourth quarter of 2013:

•	Net sales increased 16.2% to $147.4 million from $126.8 million in the fourth quarter ended December 31, 2012. There were six fewer sales days in the fourth quarter of 2013 compared to 2012.

•	Total comparable store sales for all Direct-to-Consumer channels, including company-owned websites, increased 2.4%, compared to an increase of 14.6% in the fourth quarter of 2012.

•
Direct-to-Consumer North America comparable store sales (including e-commerce sales) increased 1.3%. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales decreased 1.9%. Adjusting for the six fewer sales days, Direct-to-Consumer North America comparable store sales (excluding e-commerce sales) would have increased 2.7%.

•
Direct-to-Consumer International comparable store sales (including e-commerce sales) increased 14.3% in U.S. dollars, or 9.3% in Euros. Excluding e-commerce sales, Direct-to-Consumer International comparable stores sales increased 11.5% in U.S. dollars, or 6.6% in Euros. Adjusting for the six fewer sales days, Direct-to-Consumer International comparable store sales (excluding e-commerce sales) would have increased 19.4% in U.S. Dollars.

•	Gross profit increased 15.5% to $84.5 million from $73.2 million in the fourth quarter of 2012. Gross margin was 57.3% compared to 57.7% in the fourth quarter of 2012.

•	Operating income increased 11.2% to $32.4 million from $29.1 million in the fourth quarter of 2012. Operating income margin was 22.0% compared to 23.0% in the fourth quarter of 2012.

•
Excluding approximately $0.6 million ($0.4 million after tax) in operating expenses in conjunction with the secondary common stock offering completed in November 2012, operating income in the fourth quarter of 2012 would have been $29.8 million, or 23.5% of net sales.

•
Net income was $20.8 million, or $0.31 per diluted share, based on 67.9 million diluted weighted average common shares outstanding, compared to $16.9 million, or $0.25 per diluted share, based on 67.9 million diluted weighted average common shares outstanding in the fourth quarter of 2012.

•
Excluding the aforementioned one-time expense incurred in conjunction with the secondary common stock offering completed in November 2012, net income would have been $17.3 million, or $0.25 per diluted share, in the fourth quarter of 2012.

•	During the fourth quarter of 2013, Tumi opened six new stores.

•	At December 31, 2013, Tumi operated 130 company-owned stores.

Jerome Griffith, Chief Executive Officer, President and Director, commented, “We advanced on several of our strategic objectives and delivered solid financial performance in 2013, despite the challenging retail environment that persisted throughout the year. We expanded our global presence, broadened our product base and customer reach, and bolstered our standing as the go-to global premium travel lifestyle brand. Importantly, our growth was broad-based, stemming from our industry-leading product innovation, impactful marketing programs, channel penetration, and growth in existing and new markets. Looking to 2014, we will continue to invest in the business and plan to launch a new e-commerce platform globally as well as open key retail locations around the world and remain focused on developing innovative and premium quality products. Overall, we have great momentum behind the business and we are positioned very well for future growth.”
For the year ended December 31, 2013:

•	Net sales increased 17.3% to $467.4 million from $398.6 million in the year ended December 31, 2012.

•	Gross profit increased 17.7% to $268.8 million, or 57.5% as a percentage of net sales, from $228.5 million, or 57.3% as a percentage of net sales, in 2012.

•	Operating income increased 20.5% to $86.4 million, or 18.5% as a percentage of net sales, from $71.7 million, or 18.0% as a percentage of net sales, in 2012.

•
Excluding approximately $0.5 million ($0.3 million after tax) in operating expenses incurred in the first quarter of 2013 in conjunction with the secondary common stock offering completed in April 2013, as well as the $1.5 million ($0.9 million after tax) charge in connection with the early termination of an agreement with Tumi’s web services provider in the second quarter of 2013, operating income for the year ended December 31, 2013 would have been $88.3 million, or 18.9% of net sales. Excluding the $5.5 million ($3.1 million after tax) one-time special bonus paid to Tumi’s Chief Executive Officer, President and Director in connection with the successful completion of our IPO in the second quarter of 2012 and approximately $0.6 million ($0.4 million after tax) in operating expenses in conjunction with the secondary common stock offering completed in November 2012, operating income for the year ended December 31, 2012 would have been $77.8 million, or 19.5% of net sales.

•
Net income was $54.6 million, or $0.80 per diluted share based on 67.9 million diluted weighted average common shares outstanding, compared to $36.8 million, or $0.58 per diluted share, based on 63.3 million diluted weighted average common shares outstanding in 2012.

•
Excluding the aforementioned early termination charge and one-time expense incurred in conjunction with the secondary common stock offering completed in April 2013, net income would have been $55.8 million, or $0.82 per diluted share, for the year ended December 31, 2013. For the corresponding period of 2012, net income before preferred dividend expense (non-cash) was $44.7 million, or $0.71 per diluted share. In addition, adjusting for the dividend expense, the aforementioned one-time special bonus expense, and one-time expense incurred in conjunction with the secondary common stock offering completed in November 2012, net income would have been $48.2 million, or $0.76 per diluted share, for the year ended December 31, 2012.

•	Capital expenditures were $24.8 million in 2013, compared to $20.9 million in 2012.

Balance Sheet Highlights as of December 31, 2013:
Cash and cash equivalents were $37.6 million as of December 31, 2013, compared with $36.7 million as of December 31, 2012. It should be noted that during 2013, the Company paid down $37.0 million on its revolving credit facility, and as of December 31, 2013 had an outstanding balance of $8.0 million. Inventories were $80.0 million, compared with $70.9 million as of December 31, 2012. The increase in inventory was primarily due to increased production to support new product introductions and sales and store growth.
Outlook
For 2014, net sales are expected to increase between 15% and 17%. This estimate assumes total comparable store sales growth in the mid-single digits. Diluted earnings per share growth for fiscal 2014 is expected to be in line with the Company’s long-term goal of 16% to 18%. As previously discussed, 2014 will be a year of higher than normal investment and expenses driven primarily by transitioning e-commerce in-house. It is estimated that the Company will spend approximately $2.5 million to $3.5 million for operator fees to the old platform provider while also incurring additional expenses of approximately $1.0 million to $2.0 million on migrating to the new platform during the first half of 2014. Therefore, diluted EPS for 2014 is expected to be between $0.92 to $0.96. This estimate assumes diluted weighted-average common shares outstanding of approximately 68.1 million, and a weighted GAAP tax rate of 36.6%.
We expect to open 18 to 22 new stores with the store opening cadence to be heavily weighted toward the back end of the year. Capital expenditures for fiscal 2014 are expected to be in the range of $40.0 million to $45.0 million.

Conference Call
Tumi Holdings, Inc. will host a conference call to discuss fourth quarter results today, February 27, 2014, at 4:30 p.m. ET. The general public can access the call by dialing 1-800-708-4539 (domestic) or 1-847-619-6396 (international). The passcode is 36634165. Please dial in 5 minutes before the start of the call. The conference call will also be webcast live in the Investor Relations section of www.tumi.com. A telephone replay of the call will be available through March 6, 2014; to access the replay, dial 1-888-843-7419 for domestic callers or 1-630-652-3042 for international callers and enter access code 36634165. The webcast will be accessible on the website for approximately 90 days after the call.
About Tumi
Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in over 260 stores from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. For more information, please visit www.tumi.com.
Forward-Looking Statements
This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s outlook for net sales and earnings per share in 2014 and its expectations as to the fees to be paid to the third party e-commerce provider, expenses incurred migrating to the new platform, the number of new store openings, and capital expenditures in 2014. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in consumer spending and general economic conditions; a decrease in travel levels; interruption in supply; inventory management and product quality control issues with our contract manufacturers; an inability to open new store locations in a timely and profitable manner; increases in costs of materials, labor or freight; the impact of counterfeiting and transshipping; risks of operating internationally; risks associated with our e-commerce migration; and the success of new product introductions. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us except as otherwise required under federal securities laws.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Selected Quarterly Financial Data

	For the three months ended
	March 31, 2013	June 30, 2013	September 29, 2013	December 31, 2013
	(In thousands, except share and per share data)
Net sales	$102,925	$108,189	$108,910	$147,414
Year over year growth %(1)	29%	13%	14%	16%
Gross margin	58,013	62,310	63,992	84,530
Selling, general and administrative expenses	40,399	44,452	45,466	52,165
Operating income	17,614	17,858	18,526	32,365
Net income	10,535	11,194	12,055	20,775
Basic weighted average common shares outstanding	67,866,667	67,866,667	67,866,667	67,866,667
Diluted weighted average common shares outstanding	67,867,790	67,868,475	67,875,729	67,870,726
Basic earnings per common share	$0.16	$0.16	$0.18	$0.31
Diluted earnings per common share	$0.16	$0.16	$0.18	$0.31

	For the three months ended
	March 25, 2012	June 24, 2012	September 23, 2012	December 31, 2012
	(In thousands, except per share data)
Net sales	$80,021	$95,823	$95,860	$126,847
Year over year growth %(1)	21%	22%	22%	19%
Gross margin	45,405	54,693	55,175	73,186
Selling, general and administrative expenses	32,129	42,659	37,925	44,070
Operating income	13,276	12,034	17,250	29,116
Net (loss) income	2,897	6,485	10,464	16,937
Basic weighted average common shares outstanding(2)	52,536,224	63,838,736	67,866,667	67,866,667
Diluted weighted average common shares outstanding(2)	52,536,224	63,838,825	67,867,667	67,866,991
Basic earnings per common share(2)	$0.06	$0.10	$0.15	$0.25
Diluted earnings per common share(2)	$0.06	$0.10	$0.15	$0.25
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	$6,286	$1,606	$—	$—

(1)	Year-over-year growth % compares net sales for a particular period with net sales for the comparable prior year interim period.

(2)	Gives effect to the 101.200929-for-1 common stock split effected on April 4, 2012 and the 1.037857-for-1 common stock split effective April 19, 2012.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the Years Ended December 31,
	2013	2012	2011
Net sales	$467,438	$398,551	$329,968
Cost of sales	198,593	170,092	140,954
Gross margin	268,845	228,459	189,014
OPERATING EXPENSES
Selling	28,875	24,929	21,957
Marketing	17,373	13,713	13,377
Retail operations	98,720	81,379	67,465
General and administrative	37,514	36,762	25,782
Total operating expenses	182,482	156,783	128,581
Operating income	86,363	71,676	60,433
OTHER INCOME (EXPENSES)
Interest expense	(733)	(1,392)	(2,423)
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	(7,892)	(22,857)
Earnings from joint venture investment	184	845	587
Foreign exchange gains (losses)	388	(287)	(61)
Other non-operating income (expenses)	(94)	554	267
Total other expenses	(255)	(8,172)	(24,487)
Income before income taxes	86,108	63,504	35,946
Provision for income taxes	31,549	26,721	19,354
Net income	$54,559	$36,783	$16,592
Weighted average common shares outstanding:
Basic	67,866,667	63,304,838	52,536,224
Diluted	67,870,688	63,304,948	52,536,224
Basic earnings per common share	$0.80	$0.58	$0.32
Diluted earnings per common share	$0.80	$0.58	$0.32

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	At December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$37,613	$36,737
Accounts receivable, less allowance for doubtful accounts of approximately $477 and $340 at December 31, 2013 and 2012, respectively	28,992	21,405
Other receivables	2,914	1,666
Inventories, net	79,969	70,866
Prepaid expenses and other current assets	6,878	3,233
Prepaid income taxes	—	384
Deferred tax assets, current	5,347	3,851
Total current assets	161,713	138,142
Property, plant and equipment, net	60,871	47,004
Deferred tax assets, noncurrent	2,124	2,158
Joint venture investment	1,960	2,718
Goodwill	142,773	142,773
Intangible assets, net	130,673	130,946
Deferred financing costs, net of accumulated amortization of $2,923 and $2,758 at December 31, 2013 and 2012, respectively	536	701
Other assets	5,837	4,799
Total assets	$506,487	$469,241

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (continued)
(In thousands, except share and per share data)

	At December 31,
	2013	2012
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$33,938	$27,366
Accrued expenses	32,120	29,503
Income taxes payable	4,680	—
Total current liabilities	70,738	56,869

Revolving credit facility	8,000	45,000
Other long-term liabilities	8,556	7,271
Deferred tax liabilities	51,195	49,016
Total liabilities	138,489	158,156

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 350,000,000 shares authorized, 68,144,473 shares issued and 67,866,667 shares outstanding as of December 31, 2013 and 2012	681	681
Preferred stock—$0.01 par value; 75,000,000 shares authorized and no shares issued or outstanding as of December 31, 2013 and 2012	—	—
Additional paid-in capital	310,554	308,545
Treasury stock, at cost	(4,874)	(4,874)
Retained earnings	61,725	7,166
Accumulated other comprehensive loss	(88)	(433)
Total stockholders’ equity	367,998	311,085
Total liabilities and stockholders’ equity	$506,487	$469,241

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Segment Results

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Unallocated Amounts	Consolidated Totals
	(In thousands)
Year ended December 31, 2013
Net sales	$209,214	$22,408	$104,345	$131,471	$—	$467,438
Operating income	$62,485	$2,941	$39,530	$40,936	$(59,529)	$86,363
Total assets	$55,236	$10,624	$14,465	$25,109	$401,053	$506,487
Depreciation and amortization	$6,944	$740	$1,193	$3,489	$1,821	$14,187
Year Ended December 31, 2012
Net sales	$180,291	$17,879	$95,934	$104,447	$—	$398,551
Operating income	$57,208	$964	$36,328	$30,368	$(53,192)	$71,676
Total assets	$40,986	$8,583	$15,769	$15,837	$388,066	$469,241
Depreciation and amortization	$5,889	$940	$832	$2,403	$1,440	$11,504
Year Ended December 31, 2011
Net sales	$143,809	$16,198	$79,036	$90,925	$—	$329,968
Operating income	$44,650	$973	$29,195	$26,037	$(40,422)	$60,433
Total assets	$34,894	$7,578	$12,152	$17,107	$374,610	$446,341
Depreciation and amortization	$5,318	$1,154	$518	$1,890	$1,209	$10,089

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Operating Income to
Operating Income Before One-Time Costs
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating income	$32.4	$29.1	$86.4	$71.7
One-time special bonus to Tumi’s Chief Executive Officer, President and Director in connection with Tumi’s April 2012 initial public offering	—	—	—	5.5
One-time operating expenses in conjunction with secondary common stock offerings	—	0.6	0.5	0.6
One-time operating expense charged in connection with the early termination of an agreement with Tumi's web service provider	—	—	1.5	—
Operating income before one-time costs[1]	$32.4	$29.8	$88.3	$77.8
Note
1 Totals may not foot due to rounding.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income to
Net Income Before Preferred Dividend Expense (Non-Cash) and One-Time Costs
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$20.8	$16.9	$54.6	$36.8

Diluted GAAP earnings per share[1]	$0.31	$0.25	$0.80	$0.58
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	—	—	7.9
One-time special bonus to Tumi’s Chief Executive Officer, President and Director in connection with Tumi’s April 2012 initial public offering (after tax)	—	—	—	3.1
One-time operating expenses in conjunction with secondary common stock offerings (after tax)	—	0.4	0.3	0.4
One-time operating expense charged in connection with the early termination of an agreement with Tumi’s web service provider (after tax)	—	—	0.9	—
Net income before preferred dividend expense (non-cash) and one-time costs²	$20.8	$17.3	$55.8	$48.2
Diluted earnings per share before preferred dividend expense (non-cash) and one-time costs[1]	$0.31	$0.25	$0.82	$0.76

Notes
1 Diluted EPS calculated using 67.9 million weighted average common shares for Q4 2013, 67.9 million weighted average common shares for Q4 2012, 67.9 million weighted average common shares for FY2013, and 63.3 million weighted average common shares for FY2012.
2 Totals may not foot due to rounding.

Non-GAAP Financial Measures
Net income before preferred dividend expense (non-cash) and one-time costs and operating income before one-time costs are non-GAAP financial measures. Net income before preferred dividend expense (non-cash) and one-time costs is defined as net income plus dividend expense on mandatorily redeemable preferred stock and preferred equity interests and other one-time costs. Operating income before one-time costs is defined as operating income plus one-time costs. These measures are an important supplemental measure for Tumi’s internal reporting, including for its board of directors and management, and are key measures used to evaluate profitability and operating performance. These measures provide investors and other users of Tumi’s financial information, when viewed in conjunction with its consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitates period-to-period comparisons of operating performance and may facilitate comparisons with other companies. Tumi uses these metrics in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on these measures as Tumi’s only measures of operating performance. Net income before preferred dividend expense (non-cash) and one-time costs should not be viewed as a substitute for net income, and operating income before one-time costs should not be viewed as a substitute for operating income.
Comparable Store Sales Growth
Comparable store sales are calculated based on Tumi’s company-owned stores that have been open for at least a full calendar year as of the end of Tumi’s fiscal year. For example, a store opened in October 2012 will not impact the comparable store comparison until January 1, 2014.

Source: Tumi Holdings, Inc.
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or
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